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                                                                    EXHIBIT 5.01

November 29, 2001


Hologic, Inc.
35 Crosby Drive
Bedford, MA 01730-1401

     Re: Registration Statement on Form S-3 of Hologic, Inc.

Ladies and Gentlemen:

   We have acted as counsel to Hologic, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (SEC File No. 333-73596) and Amendment No. 1 to said Registration Statement filed as of the date hereof (collectively, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration of 3,000,000 shares of the Company's common stock, $.01 par value (the "Shares") together with an equal number of preferred share purchase rights (the "Rights"), which are delivered along with each share of common stock issued by the Company.

   In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

  (i) the Certificate of Incorporation of the Company;
  (ii) the Bylaws of the Company;
  (iii) the corporate records of the Company relating to the proceedings of the directors of the Company with regard to the issuance of the Shares and the Rights;
  (iv) the Rights Agreement dated December 22, 1992 as amended by (1) Amendment No. 1 to the Rights Agreement dated as of December 13, 1995;
       (2) Amendment No. 2 to Rights Agreement dated as of December 19, 1996; and (3) Amendment No. 3 to Rights Agreement dated as of April 25, 1999 (collectively, the "Rights Agreement"); and
  (v) the Registration Statement.

   For purposes of this opinion we have assumed without any investigation (1) the legal capacity of each natural person and (2) the genuineness of each signature, the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy.

   The opinions expressed herein are based solely upon (i) our review of the Documents, (ii) discussions with certain officers of the Company with respect to the Documents, (iii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iv) such review of published sources of law as we have deemed necessary.

   Our opinions contained herein are limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal law of the United States of America.

   Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable. The Rights have been duly authorized and, when issued in accordance with the terms of the Rights Agreement, will be validly issued, fully paid and nonassessable.

   We express no legal opinion upon any matter other than those explicitly addressed in the immediately preceding paragraph, and our express opinions therein contained shall not be interpreted to be implied opinions upon any other matter.
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Hologic, Inc.

November 29, 2001

Page 2

   We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to said Registration Statement and to the reference to our firm wherever it appears in the Registration Statement.

                                          Very truly yours,

                                          BROWN, RUDNICK, FREED & GESMER

                                          By: Brown, Rudnick, Freed & Gesmer,
                                              P.C., a partner

                                          By:  ___/s/ Philip J. Flink____

                                             Philip J. Flink, a Member duly
                                             authorized

PJF/JMD/JMS